Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4 No. 333-126685) pertaining to the InKine Pharmaceutical Company, Inc. 1993 Stock Option Plan, the InKine Pharmaceutical Company, Inc. 1997 Consultant Stock Option Plan, the InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan, the InKine Pharmaceutical Company, Inc. 2004 Equity Compensation Plan, Options to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc. Issued to Leonard S. Jacob on November 6, 1997 (Option No. LJ-1) and Options to Purchase Shares of Common Stock of InKine Pharmaceutical Company, Inc. Issued to Leonard S. Jacob on November 6, 1997 (Option No. LJ-2) and to the incorporation by reference therein of our reports dated March 11, 2005, with respect to the consolidated financial statements of Salix Pharmaceuticals, Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Salix Pharmaceuticals, Ltd. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Salix Pharmaceuticals, Ltd., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Raleigh, North Carolina

September 30, 2005